[CHILD, VAN WAGONER & BRADSHAW, PLLC LETTERHEAD]

July 13, 2006

Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4 of the Form 8-K Current Report dated July 7, 2006 of Davi Skin, Inc. and are in agreement with the statements contained therein as they pertain to Child, Van Wagoner, and Bradshaw, PLLC. We have no basis to agree or disagree with any other statements of Davi Skin, Inc. contained therein.

Very truly yours,

/s/ William R. Denney

Child, Van Wagoner, and Bradshaw, PLLC